EXHIBIT 5

November 30, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:Consolidated Communications Holdings, Inc.

Registration Statement on Form S-8

We have acted as counsel to Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 216,942 shares of its Common Stock, $.01 par value per share (the “Common Stock”).

In that capacity, we have considered such questions of law and have examined such documents necessary for the purpose of this opinion.  Upon the basis of such examination, it is our opinion that those shares of Common Stock that are originally issued shares will be, when issued and sold as contemplated by the Registration Statement, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ARENTFOX SCHIFF LLP

By:/s/ Alex B. Young

Alex B. Young